Exhibit 23.2

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated June 26, 2007 to the board of directors of Chittenden Corporation (the “Company”) included in Appendix B to the Registration Statement/Prospectus relating to the proposed merger of the Company and People’s United Financial, Inc., and (ii) the references to such opinion in such Registration Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ John R. Chrin
Name: John R. Chrin
Title: Managing Director